ADDENDUM

EMPLOYMENT AND NON-COMPETE AGREEMENT

DANIEL TURISSINI

This Agreement is made as of October 25, 2006, between WidePoint Corporation (WidePoint) and Daniel E. Turissini (Employee), and represents an Addendum to the Employment and Non-Compete Agreement between the parties executed in October, 2004. This Addendum is intended to clarify and supplement, and not replace, the provisions of the executed and existing Employment and Non-Compete Agreement.

1.	The Employment Agreement shall be annually renewable, as defined in Paragraphs 1 and 4 of the original Agreement, with such Employment Period continuing hereunder, with the current term of Employee’s employment through October 31, 2009.

2.	This Addendum specifically confirms that the Agreement is hereby extended for its third consecutive annual period, through and including October 24, 2007.

3.	The Compensation and Benefits provisions (Paragraph 2) of the original Agreement shall remain unchanged for the third year of the Agreement. This includes Base Salary, Benefits, and Expenses. A Senior Management Incentive Program will be separately developed for calendar year 2007, including Cash and Stock award opportunities tied to performance metrics.

4.	The Termination and Non-Compete provisions (Paragraphs 4 and 5) shall remain unchanged and in effect.

In witness whereof, the parties have executed this Agreement Addendum on the day and year first written above.

EMPLOYEE:	WIDEPOINT CORPORATION:
/s/ Daniel Turissini	/s/ Steve L. Komar
Daniel Turissini, CEO, ORC	Steve L. Komar, CEO